EXHIBIT 10.69

                      MANUFACTURING SERVICES AGREEMENT

      This Manufacturing Services Agreement ("Agreement") is made as of the 5th day of November, 2002, by and between DESERT WHALE JOJOBA COMPANY, INC., a Arizona Corporation, having its principal place of business at 2101 E.
Beverly Drive, Tucson, Arizona 85719, hereinafter called "DWJ", and IGI,
INC., a Delaware Corporation, with its principal place of business at 105 Lincoln Avenue, Buena, New Jersey 08310, hereinafter called "Manufacturer".

      WHEREAS, DWJ wishes to develop and market the product or products ("Subject Products") described on Exhibit A attached hereto, from the raw materials ("Raw Materials") and with the specifications ("Product
Specifications") described on said Exhibit A; and

      WHEREAS, Manufacturer possesses the facilities and the technical know-how to produce the Subject Products from the Raw Materials; and

      WHEREAS, DWJ wishes to produce the Subject Products meeting the Product Specifications at Manufacturer's facility from the Raw Materials supplied by DWJ, and Manufacturer desires to produce the Subject Products for DWJ; and

      WHEREAS, the Subject Products and the Raw Materials set forth on Exhibit A hereto may be modified in accordance with the terms of this Agreement.

                                  AGREEMENT

      NOW, THEREFORE, the parties mutually agree as follows:

      1. RECITALS. The recitals set forth above are hereby incorporated by reference and made a part of this Agreement as if set forth herein at length.

      2.     PRODUCTION OF THE SUBJECT PRODUCTS.
             -----------------------------------

      Manufacturer agrees to produce the Subject Products from the Raw Materials upon the following terms:

      2.1 Shipment of Raw Materials. DWJ shall at its sole cost and expense supply Manufacturer with the Raw Materials to be encapsulated from which Manufacturer shall produce any and all Subject Products under this Agreement. DWJ shall be solely responsible for the method of and all costs related to shipment of the Raw Materials from which Manufacturer is to produce the Subject Products. The Raw Materials shipped by DWJ to Manufacturer under this Agreement shall be accompanied by and delivered with a Certificate of Analysis and Expiration Date. Risk of Loss and Title to any and all Raw Materials shall not pass to Manufacturer, and shall remain with DWJ, until such time as Manufacturer accepts such shipment of Raw Materials. In addition to any other rights and remedies available to the Manufacturer under this Agreement and/or as otherwise provided by law, Manufacturer shall be free to reject and/or refuse to accept shipment of any Raw Materials hereunder that (i) are defective, damaged, inferior and/or otherwise non-conforming; (ii) are dated to expire within 120 days after the date such shipment was received at the Manufacturer's Production Facility (as defined below); (iii) do not conform to or otherwise meet the applicable Product Specifications for the Subject Products to which the shipment relates; and/or (iv) exceed the amount necessary for production of the Subject Products to which the shipment relates. In addition, DWJ shall not ship to Manufacturer any Raw Materials in amounts exceeding that which is necessary for production of the Subject Products to which the shipment relates (hereinafter "Excess Raw Materials"). In the event DWJ ships any Excess Raw Materials to Manufacturer, the Risk of Loss and Title to any such Excess Raw Materials shall at all times remain with DWJ until and unless such time as the Excess Raw Materials are actually encapsulated by Manufacturer into a Subject Product for delivery to DWJ under this Agreement. DWJ shall be responsible for any and all costs and expenses of return shipment for any and all Excess Raw Materials, as well as any and all other Raw Materials rejected and/or otherwise not accepted by Manufacturer hereunder. All shipments of Raw Materials shall be sent to Manufacturer at Manufacturer's facility located at 105 Lincoln Avenue, Buena, New Jersey 08310, or such other address as Manufacturer may provide to DWJ in a written notice (hereinafter "Manufacturer's Production Facility"). At least fifteen (15) calendar days prior to any shipment of Raw Materials hereunder, DWJ shall provide the Manufacturer with written notice of the shipment (hereinafter "Shipment Notice"), which Shipment Notice shall specify the quantity and type of Raw Materials, the Subject Products to be manufactured from the Raw Materials, the shipment date and the date that the shipment is expected to arrive at Manufacturer's Production Facility. The Shipment Notice shall also constitute the purchase order for the Subject Products set forth therein.

      2.2    Production of Subject Products.
             -------------------------------

      (a) Unless otherwise agreed by the parties in writing, within twenty (20) business days of the date of Manufacturer's acceptance of Raw Materials shipped by DWJ pursuant to Section 2.1 above (hereinafter "the Production Period"), the Subject Products specified in the Shipment Notice shall be produced by Manufacturer as per the applicable Product Specifications, packaged in bulk and ready for shipment to DWJ pursuant to
Section 2.3 below. Upon Manufacturer's acceptance of a shipment of Raw Materials from DWJ, Manufacturer shall notify DWJ in writing of the estimated date upon which the Subject Products ordered under the Shipment Notice relating to such Raw Materials shall be completed, packaged in bulk and ready for shipment to DWJ pursuant to Section 2.3 below. Notwithstanding the foregoing, DWJ shall not unreasonably withhold its consent to any reasonable request by Manufacturer to extend the duration of the Production Period relating to any order of Subject Products under this Agreement, but in no event shall the Production Period exceed forty-five
(45) business days.

      (b) Manufacturer shall not be deemed to be in breach of any of its obligations under this Agreement, nor shall it be liable to DWJ and/or any other third party in any way whatsoever for damages or otherwise, for the inability and/or failure to complete production of any Subject Products hereunder within the Production Period as a result of and/or due to DWJ's failure to timely supply Manufacturer with Raw Materials in sufficient amounts and quality as are necessary in order for Manufacturer to produce such Subject Products.

      2.3 Shipment of Subject Products. Upon completion of the production of Subject Products from a shipment of Raw Materials, Manufacturer shall (a) notify DWJ in writing of such completion, and (b) ship the Subject Products to DWJ in a manner directed in writing by DWJ. The Risk of Loss and Title to any and all of such Subject Products shall pass to DWJ immediately upon Manufacturer's delivery of such Subject Products to the shipment carrier as arranged and designated by DWJ for transport to DWJ's facility located at 2101 East Beverly, Tucson, Arizona 85719, or such other address DWJ may provide to Manufacturer in a written notice (hereinafter "DWJ's Facility"). DWJ shall be responsible for any and all costs and expenses for shipping and/or otherwise transporting all Subject Products ordered by DWJ hereunder from Manufacturer's Production Facility to DWJ's Facility for delivery thereof.

      2.4 Amendment of Exhibit A. From time to time DWJ may request that the Manufacturer produce a new product that would be added as a Subject Product on Exhibit A hereto, which product may or may not be made from raw materials not previously listed on said Exhibit A (hereinafter "Proposed Product"). Manufacturer agrees to review the request for the Proposed Product and determine (a) whether or not Manufacturer is capable of producing the Proposed Product, (b) whether or not Manufacturer is desirous of producing the Proposed Product, and (c) whether or not Manufacturer's production of the Proposed Product for DWJ's behalf would violate the terms of any agreement with a third party to which Manufacturer is subject. If Manufacturer is desirous and capable of producing the Proposed Product, and the Manufacturer's production of the Proposed Product does not violate the terms of any agreement with a third party to which Manufacturer is subject, Manufacturer shall so notify DWJ in writing ("Acceptance Notice"). Within twenty (20) business days of DWJ's receipt of an Acceptance Notice, and provided the parties are able to mutually agree upon pricing and other terms, the parties shall execute a written amendment to Exhibit A to add the Proposed Product as a Subject Product and the Raw Material(s) for the Proposed Product to be supplied by DWJ pursuant to the terms of this Agreement. If the parties are unable to so agree on the price and other terms for the Proposed Product, Exhibit A shall not be otherwise amended to add the Proposed Product thereto. At any time prior to DWJ's receipt of an Acceptance Notice, DWJ may withdraw its request for such Proposed Product be added as a Subject Product on Exhibit A, and such Proposed Product shall not be subject to the terms of this Agreement.

      3.     MARKETING AND MANUFACTURING RIGHTS.
             -----------------------------------

      3. l   Grant of Exclusive Manufacturing Rights.  Subject to the terms of this Agreement, Manufacturer shall have the exclusive right to manufacture the Subject Products during the term of this Agreement. In that regard, DWJ shall not enter into any agreement with any person or entity other than Manufacturer for the manufacture of the Subject Products, without the express prior written consent of Manufacturer, which consent may be granted or withheld in Manufacturer's sole discretion.

      3.2    Agreement Not to Manufacture or Sell Subject Products.
Subject to the terms of this Agreement, Manufacturer shall not during the term of this Agreement manufacture any of the Subject Products for its own behalf or for any third party or entity other than DWJ, without the express prior written consent of DWJ, which consent may be granted or withheld in DWJ's sole discretion.

      3.3 No Limitation on Use of Subject Products. Except as otherwise provided by law and/or by any other binding contractual obligations of either DWJ or the Manufacturer, DWJ shall not be limited in any way in marketing the Subject Products or ways in which the Subject Products are utilized, including, without limitation, marketing products under the name of DWJ or some other trade name to which DWJ has rights and title thereto, or supplying the Subject Products to third party users, who will also not be subject to any limitations in the way in which the Subject Products are utilized except as provided herein, including, without limitation, marketing the Subject Products under their own name or the trade name of any third party to which they have rights and title thereto.

      3.4    Discontinuance of Sale of Subject Products.  Upon forty-five
(45) calendar days prior written notice to Manufacturer, DWJ in its sole discretion shall have the right to discontinue the sale of any Subject Product at any time during the term of this Agreement (hereinafter "Discontinued Product"). DWJ shall continue to be obligated to purchase from Manufacturer in accordance with the terms contained herein (a) any and all Discontinued Products that were completed and ready for shipment to DWJ as of the date of Manufacturer's receipt of DWJ's written notice for such Discontinued Products, and (b) any and all Discontinued Products for which production had already been commenced by Manufacturer, but not yet completed, as of the date of Manufacturer's receipt of DWJ's written notice for such Discontinued Products. Notwithstanding the foregoing, the parties expressly acknowledge and agree that upon DWJ's delivery of a notice of discontinuation hereunder, Section 3.2 shall as of such date automatically, and without any further action required by either party, cease to apply to or have any force or effect as to any such Discontinued Products identified therein.

      3.5    Ownership Rights.
             -----------------

      (a) DWJ shall own any and all patents and/or other intellectual property rights in and to the Product Formulations (as defined below) and Product Specifications of any Subject Product hereunder ("DWJ's IP"), and except as is necessary for the purpose of manufacturing any and all Subject Products under this Agreement, Manufacturer agrees to hold in confidence all such DWJ IP Rights. For purposes of this Agreement, Product Formulations shall mean the Product Formulations for the Subject Products as set forth on Exhibit A attached hereto, as it may be amended from time to time. Manufacturer is hereby granted a license to use any and all DWJ's IP in connection with the performance of Manufacturer's obligations and exercise of Manufacturer's rights hereunder.

Notwithstanding the foregoing, nothing contained in this Agreement shall transfer, confer, convey and/or otherwise grant to DWJ any rights, interest, title or claim of any kind whatsoever in or to any of Manufacturer's production technology and/or processes, including, without limitation, the patented Novasome(R) encapsulation technology and processes, all of which rights, title, interests and claims shall remain the sole property of Manufacturer.

      (b) Manufacturer shall own any and all patents, know-how, trade secrets, designs and other intellectual property rights in and to the processes, systems and methods to make, produce and/or manufacture any and all of the Subject Products hereunder ("Manufacturer's Processes"), including, without limitation, Manufacturer's patented Novasome(R) encapsulation technology and processes, all of which rights, title and interests shall remain the sole property of Manufacturer.

      (c) DWJ agrees to defend, indemnify and hold Manufacturer, and its directors, officers, shareholders, employees, agents, representatives, attorneys, successors and assigns, harmless from and against any and all third-party liabilities, claims, demands, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and costs), penalties, fines, interest, assessments, judgments, suits, allegations, and injuries of any kind whatsoever, actual, threatened and/or alleged at any time after the Effective Date of this Agreement, arising from, relating to, and/or resulting from: (i) breach, infringement, violation and/or other interference with the rights of a third-party, including, without limitation, ownership, title, license, contract, trademark, copyright, patent, intellectual property and/or any other property rights of any kind whatsoever, as it may relate to any or all of DWJ's IP; and/or (ii) any and all personal injury and/or property damage due to and/or caused by use and/or ingestion of any and/or all Subject Products supplied by Manufacturer to DWJ under this Agreement, including, without limitation, personal injury and/or property damages resulting from the manufacture of any and all Subject Products from Raw Materials supplied by DWJ and/or from the manufacture of any and all Subject Product in conformance with Product Specifications and/or Product Formulations; provided, however, that the foregoing indemnification shall be reduced to the extent of the Manufacturer's obligations to indemnify DWJ pursuant to paragraph (d) immediately below,

      (d) Manufacturer agrees to defend, indemnify and hold DWJ, and its directors, officers, shareholders, employees, agents, representatives, attorneys, successors and assigns, harmless from and against any and all third-party liabilities, claims, demands, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), penalties, fines, interest, assessments, judgments, suits, allegations, and injuries of any kind whatsoever, actual, threatened and/or alleged at any time after the Effective Date of this Agreement, arising from, relating to, and/or resulting from: (i) breach, infringement, violation and/or other interference with the rights of a third party, including, without limitation, ownership, title, license, contract, trademark, copyright, patent, intellectual property and/or any other property rights of any kind whatsoever, as it may relate to any or all of Manufacturer's Processes; and/or (ii) personal injury and/or property damage due to defects in the manufacture of any and all Subject Products;

provided, however, that the foregoing indemnification shall be reduced to the extent of DWJ's obligation to indemnify Manufacturer pursuant to paragraph (c) immediately above.

      4.     PAYMENTS.
             ---------

      4.1 Payment Amount. The amount DWJ shall pay for each Subject Product produced by Manufacturer under this Agreement shall be determined and calculated pursuant to the prices set forth in Exhibit B annexed hereto and made a part of this Agreement.

     4.2 Payment for Orders. Manufacturer shall submit written invoices to DWJ specifying the amounts due for all Subject Products produced by Manufacturer and shipped to DWJ under this Agreement. Except as provided in Section 6.3 of this Agreement, all invoices from Manufacturer shall be due and payable thirty (30) calendar days after DWJ receives the shipment of the Subject Products(s) to which an invoice pertains. All Subject Products ordered by DWJ hereunder shall be delivered to DWJ FOB Manufacturer's Production Facility. In the event DWJ fails to pay any invoice in a timely manner, Manufacturer reserves the right to require payment from DWJ upon delivery of any and all shipments of Subject Products thereafter made under this Agreement.

      5.     REPRESENTATIONS AND WARRANTIES.
             -------------------------------

      5.1 Manufacturer's Representations and Warranties. Manufacturer warrants and represents, that:

            (a) it possesses full power and authority to enter into this Agreement and to fulfill its obligations hereunder;

            (b) at the time this Agreement is entered into, it is the owner and/or licensee of the processes necessary to produce the Subject Products and all rights with relating thereto, and Manufacturer's production of the Subject Products will not infringe any patent or other legal rights of any person or entities; and

            (c) the performance of the terms of this Agreement and of its obligations hereunder shall not breach any separate agreement by which it is bound.

      5.2 DWJ's Representations and Warranties. DWJ represents and warrants that:

            (a) it possesses full power and authority to enter into this Agreement and to fulfill its obligations hereunder; and

            (b) the performance of the terms of this Agreement and of its obligations hereunder shall not breach any separate agreement by which it is bound.

      6.     TERM AND TERMINATION.
             ---------------------

      6.1 Term. The term of this Agreement shall commence as of the Effective Date hereof as set forth in Section 7.21 and shall continue in full force and effect for a period of three (3) years unless sooner terminated pursuant to Section 6.2 of this Agreement.

      6.2 Early Termination of Agreement. This Agreement may be terminated at any time by either party in the event that the other party materially breaches any of its obligations hereunder, and such breach is not cured by the non-performing party within thirty (30) calendar days of receipt of written notice of such breach from the other party, or in the event the breach is of a type that is not curable within a thirty (30) calendar day period, if the non-performing party has not taken substantial steps to cure such breach within thirty (30) calendar days of receipt of written notice of such breach from the other party (hereinafter "Material Breach"). Notwithstanding the foregoing, in the event of a Material Breach of this Agreement, the non-breaching party may elect to seek monetary damages from the breaching party for such Material Breach in lieu of exercising its right as provided under this Section 6.2 to terminate the Agreement, in which case the Agreement, and all rights and licenses granted hereunder, shall continue in full force and effect until such time as the Agreement is otherwise terminated under the terms hereof.

      6.3 Events Upon Termination. Upon termination of this Agreement in accordance with the terms hereof (hereinafter "the Termination Date"), the parties agree to continue their cooperation in order to effect an orderly termination of their relationship. Manufacturer shall to the extent feasible complete production of Subject Products ordered under any Shipment Notice from DWJ that was actually received by Manufacturer prior to the Termination Date from the remaining quantities of Raw Materials in Manufacturer's possession, provided, however, that if this Agreement is terminated by Manufacturer under Section 6.2 due in whole or part to DWJ's failure to pay Manufacturer amounts due hereunder, Manufacturer shall have no obligation to produce any such Subject Products after the Termination Date, unless DWJ fully pays Manufacturer in advance for any such Subject Products to be produced under this Section 6.3, as well as, and together with, DWJ's full payment to Manufacturer for any and all Subject Products shipped to DWJ prior to the Termination Date, irrespective of the date of the Manufacturer's invoices submitted to DWJ for payment relating thereto. In the event that DWJ fails to pay Manufacturer as provided in the immediately preceding sentence, Manufacturer may dispose of any remaining Raw Materials, unless within thirty (30) calendar days after the Termination Date, DWJ arranges for the return of the Raw Materials to DWJ, including, without limitation, the payment of all associated shipping costs.

      7.     GENERAL.
             --------

      7.1 Force Majeure. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, acts of the public enemy, war, riots, civil disturbances, insurrections, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes, shortages of suitable parts, materials, labor or transportation or other such similar events outside of the control of such party.

      7.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona. The parties hereto each expressly submit themselves and consent to the jurisdiction of the state and federal courts of Arizona and New Jersey with respect to any action that may be commenced relating in any way to this Agreement. The parties hereto each further agree that service of process with respect to any judicial action between the parties relating to this Agreement shall be deemed made when sent via United States certified mail, return receipt requested, to the parties at addresses set forth below in
Section 7.4, or to such other addresses as may be hereafter designated in writing by the parties. In the event either party is required to incur legal fees and costs in seeking enforcement of this Agreement, the prevailing party shall be entitled to recover from the other party any and all such legal fees and costs so incurred.

      7.3 Entire Agreement. Upon the Effective Date of this Agreement, and except as otherwise provided for herein, this Agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all previous proposal negotiations, representations, commitments, writings and all other communications between the parties, both oral and written; provided, however, that the obligations of the parties pursuant to the Confidentiality Agreement with respect to confidentiality and non-disclosure of information shall remain in full force and effect. A true and accurate copy of the Confidentiality Agreement is annexed hereto as Exhibit C and is incorporated by reference and made a part of this Agreement. This Agreement may not be released, discharged, changed or modified except by an instrument in writing signed by a duly authorized representative of each of the parties. This Agreement shall not be valid until signed and accepted by both parties and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

      7.4 Notices. All notices and other communications the parties are required to send to one another under this Agreement shall be given in writing and shall be sent to the addresses set forth below, or at such other addresses as may be designated in writing hereafter by the parties.
A telex or telefax message shall be considered to be a written notice. If mailed, such notice, demand or request shall be made by certified or registered mail, and deposited in any post office station or letter-box, enclosed in a postage paid envelope and shall be deemed to have been made on the third (3rd) business day following posting as aforesaid. If commercially sent, the party giving such notice shall use a recognized, overnight commercial courier service and notice shall be deemed to have been made on the day following actual delivery of such notice to the commercial carrier. If sent by facsimile transmission, the party sending the transmission shall send it to the facsimile number set forth below, or to such other fax number as direct by written notice of either party given in accordance with this Section 7.4. Delivery shall be deemed to have been made on the day that the facsimile transmission occurred if received prior to 4:00 p.m. on a business day at the place of receipt, otherwise on the following business day. For purposes of and as used throughout this Agreement, the term "business day(s)" shall mean a day(s) which is not a Saturday, Sunday or legal holiday in Arizona in the case of DWJ or New Jersey in the case of Manufacturer.

      TO MANUFACTURER:

      John Ambrose
      President & CEO
      IGI, Inc.
      105 Lincoln Avenue
      Buena, NJ  08310

      Fax No.:  (856) 697-1186

      TO DWJ:

            Jeff Kazansky
            President
            Desert Whale Jojoba Company, Inc.
            2101 E. Beverly Drive
            Tucson, Arizona 85719

            Fax No.:  (520) 882-7821

      7.5 Assignment. This Agreement is not assignable by either party without the prior written consent of the other. Notwithstanding the foregoing, however, a party may assign its rights hereunder in connection with a merger or sale of all or substantially all of the assets of the party in question.

      7.6 Independent Contractor. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Agreement shall be interpreted as constituting either party as the joint venture or partner of the other party or as conferring upon either party the power or authority to bind the other party in any transaction with third parties.

     7.7 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

      7.8 Waiver. No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

      7.9 Limitation on Liabilities; Remedies. Neither party shall be liable to the other party for any punitive damages.

      7.10 Counterpart Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      7.11 Neutral Construction. This Agreement is the product of negotiations between the parties and shall be construed neutrally, without regard to the identity of the party who drew it.

      7.12 Authorized Execution. DWJ represents and warrants that the execution, delivery and performance of this Agreement by DWJ have been duly authorized by DWJ with all requisite corporate action. Manufacturer represents and warrants that the execution, delivery and performance of this Agreement by Manufacturer have been duly authorized with all requisite corporate action.

      7.13 Public Announcements. At any time after the Effective Date of this Agreement, either party shall, at its sole cost and expense, be permitted to publicly announce, advertise, feature and/or otherwise market the business relationship between the parties created under this Agreement in and through such print and other media vehicles as selected by the parties. Each party shall provide the other for its prior review and approval, at least ten (10) business days prior to the proposed release date, with the form and substance of any and all such proposed announcements, advertising and/or features under this Section 7.13, which approval shall not be unreasonably withheld by such party.

      7.14 Section Headings. Section and/or paragraph headings as used and provided for in this Agreement are for convenience only and shall not effect the construction and/or interpretation of this Agreement.

      7.15   Interpretation.

      (a) All references in this Agreement to the plural shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. The words "hereof", "herein", "hereunder", "this Agreement", "the Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement unless the context otherwise requires. The word "including" when used in this Agreement shall mean "including, without limitation". "And" and "or" as used in this Agreement shall be interpreted conjunctively and shall not be interpreted disjunctively to exclude any information otherwise within the scope thereof.

      (b) Any reference in this Agreement to any corporate and/or other business entity shall include and extend to the benefit of such corporate and/or other business entities' predecessors, successors, subsidiaries, affiliates, assigns and/or any and all of their respective past and present agents, attorneys, representatives, officers, directors, employees, representatives, independent contractors, accountants and shareholders, as if same were named individually herein.

      7.16 Cooperation of the Parties. The parties hereto each expressly acknowledge and agree to cooperate with each other in order to effectuate this Agreement and the terms hereof, in whole or part, and as such, shall at the reasonable request of either party hereto execute any additional necessary documents, consistent with the terms of this Agreement, to validate, enforce and/or otherwise effectuate the terms hereof.

      7.17 Good Faith Performance. The parties hereto each acknowledge and recognize their duty to act in good faith and deal fairly with respect to this Agreement and the matters addressed herein, and, as such, expressly represent and warrant that they shall at all times act in good faith in performance, compliance, and fulfillment of this Agreement and the terms hereof, in whole or part.

      7.18 No Frustration or Interference. The parties each represent and warrant that neither of them, nor any person and/or entity on their respective behalves, shall take any action and/or inaction to frustrate and/or interfere with the intent and purpose of this Agreement as set forth herein. Further, the parties each represent and warrant that neither of them, nor and/or any person and/or entity on their respective behalves, shall take any action and/or inaction to attempt to avoid, alter, modify, dishonor, disavow and/or otherwise seek not to perform any and/or all of the duties, obligations, responsibilities, and/or liabilities under this Agreement

      7.19 No Third Party Beneficiaries. DWJ and Manufacturer each expressly acknowledge and agree that neither this Agreement, in whole or part, nor any of the terms contained herein, are intended and/or shall operate to benefit and/or confer any rights, interests, obligations and/or other privileges to any third party not a signatory to this Agreement.

      7.20 Legal Advice of Counsel. The parties have obtained legal advice concerning this Agreement from attorneys of their own choosing and have not relied on anything the other party or the other party's attorneys have said in deciding to sign this Agreement.

      7.21 Effective Date. The "Effective Date" of this Agreement is November 5, 2002.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of October _ , 2002.



Attested:                              DESSERT WHALE JOJOBA, INC.



By: /s/ Theresa Dearborn               By: /s/ Jeff Kazansky
    ---------------------------            ------------------------
                    , Secretary            Jeff Kazansky, President


Attested:                              IGI, INC.



By: /s/ Domenic N. Golato              By: /s/ John F. Ambrose
    ---------------------------            ------------------------
                    , Secretary           John F. Ambrose
                                          President & CEO

                                 EXHIBIT A



                                 JOJOBASOMES

DESERT WHALE                p.o. box 41594 tucson, arizona 85717-1594- USA
JOJOBA COMPANY              p 520.882.4195 f 520.882.7821
                            www.desertwhale.com


                        Manufacturing Sepecificaition
                        -----------------------------

                                  PROPOSED
                                  --------

PRODUCT NAME:    JOJOBASOMES


      The Product Specifications listed below will be revised based on the data from future production batches.



PRODUCT SPECIFICATION                        ANALYTICAL METHOD       TOLERANCE
------------------------------------------------------------------------------------

Viscosity @ 25 C, Cps                                              120,000-250,000
Appearance                                                           White, creamy
Jojoba Oil, wt%                                                      25-35
Specific Gravity                         25/25/ C, Pycnometer, USP   0.9400-0.9800
PH                                                                   7.5-9.5
Vesicle Size, microns                                                0.2-0.8
Microbiological Profile
Total Bacterial Count, cfu's per gram                                100 Max
Nonconforming Organisms                                              None

INGREDIENTS:    Water (and) Simmondsia Chinensis (Jojoba) Seed Oil (and)
                Glyceryl Stearate SE (and) Phytosterols (and) Phenoxyethanol
                (and) Cetyl Alcohol (and) Methylparaben (and) Ethylparaben
                (and) Propylparaben (and) Isobutylparaben

PACKAGING:

      Packaged in new, odorless, clean, moisture free, unlined, 55-gallon open head plastic drums. Package weights are net, drum = 190.5 kilograms (420.0 pounds). No partial drums are to be sent. Package the partials in white 5-gallon #2 HDPE pails with handles, removable lid. The lid should include a sealed, flexible pour spout. Net weight for the 5-gallon pails =
17.24 kilograms (38.0 pounds).

Drum Specifications:
  UN Rating:                       NOT AVAILABLE
  Interior dimensions:             NOT AVAILABLE
  Thickness Millimeter (Gauge):    NOT AVAILABLE
                                   2 (two) Rieke (R), NPT Bungs, 1 (one) @
                                   2 inches & 1 (one) 0.75 inch. Buna
  Fittings                         gaskets for bungs.
  Lining:                          NONE
  Roll Hoops:                      2 standard hoops
  Tare Weight                      To be Determined.

DESERT WHALE                p.o. box 41594 tucson, arizona 85717-1594- USA
JOJOBA COMPANY              p 520.882.4195 f 520.882.7821
                            www.desertwhale.com

                   Jojobasomes Raw Material Specifications
                   ---------------------------------------

PRODUCT NAME:    JOJOBA OIL COLORLESS

                 Specifications for Jojoba Oil Colorless as a Raw material for the manufacturing of Jojobasomes (JJS)


SPECIFICATION             ANALYTICAL METHOLD                  TOLERANCE
------------------------------------------------------------------------------

Acid Value, mg KOH/g     AOCS Official Method, Cd 3a-63      1.0 max.
Appearance, 25- 40 C                                          Clear, Colorless
Color, Lovibond           AOCS Official Method, Cc 13b-45     1.0Y/0.1 R Max
Odor, 25-40 C                                                 Nearly Odorless
Peroxide Value, meq/kg    AOCS Offical Method, Cd 8-53        1.0 max
Refractive Index (40 C)   AOCS Offcial Method, Cc 7-25       1.4580-1.4600
Specific Gravity (25 C)   AOCS Official Method, Cc 10a-25    0.862-0.866
===========================================================================


                                  EXHIBIT B



                      Manufacturing Cost of Jojobasomes

                                 PRICE PER
      SUBJECT PRODUCT             KILOGRAM
      ------------------------------------

1.    Encapsulated Jojoba Oil
       (2.500 kilogram batch)    $ 6.00 per kilogram

2.    Encapsulated Jojoba Oil
       (1400 kilogram batch)     $ 8.00 per kilogram

3.    Encapsulated Jojoba Oil
       (1000 kilogram batch)     $ 9.50 per kilogram

4.    Encapsulated Jojoba Oil
       (400 kilogram batch)      $16.00 per kilogram

                                 EXHIBIT C



                          Confidentiality Agreement

                          CONFIDENTIALITY AGREEMENT
                          -------------------------

IGI, Inc., a corporation organized and existing under the laws of the State of Delaware, together with its affiliates and subsidiaries, having a place of business at Wheat Road & Lincoln Avenue, Buena, New Jersey 08310 (hereinafter "IGI") and Desert Whale Jojoba Company, a corporation organized and existing under the laws of the State of Tuscon, AZ and having a place of business at 2101 East Beverly Street (hereinafter "DESERT
WHALE" agree that IGI has developed certain information and products relating to lipid vesicles and absorbents (hereinafter "IGI INFORMATION" and "IGI" PRODUCTS") which IGI considers confidential and in which IGI has a proprietary interest, and that DESERT WHALE also has developed certain information and products (hereinafter designated "DESERT WHALE INFORMATION" and "DESERT WHALE PRODUCTS") which DESERT WHALE considers confidential and in which DESERT WHALE has a proprietary interest. DESERT WHALE wishes to have access to some of the IGI INFORMATION for the limited purpose of determining whether DESERT WHALE wishes to negotiate to acquire rights under the IGI INFORMATION and PRODUCTS, and as part of the negotiations, IGI may need access to some of the DESERT WHALE INFORMATION and PRODUCTS.

THEREFORE, THE PARTIES AGREE:

Each of the parties may disclose to each other certain of the IGI
INFORMATION or DESERT WHALE INFORMATION in its possession to evaluate the possibility of entering into a business venture. Each party sahll accept the disclosed INFORMATION, including results and procedures related to tests using the PRODUCTS (hereinafter 'TEST DATA), or the PRODUCTS themselves, on the following basis:

1. Disclosing Party warrants that it has title to and/or the right to disclose its INFORMATION, PRODUCTS, and TEST DATA hereunder and has the right to enter into this Agreement.

2. Receiving Party agrees to hold in confidence, and not to divulge to anyone outside of DESERT WHALE or IGI, any and all INFORMATION, PRODUCTS, and TEST DATA it receives in writing from Disclosing Party for a period of five (5) years from the signing of this Agreement, except such INFORMATION, PRODUCTS, or TEST DATA which Receiving Party establishes by competent written proof:

      a)    is in the public domain at that time of disclosure;

      b) becomes, after disclosure, part of the public domain by publication or otherwise, except by violation of the Agreement by Receiving Party;

      c) was know by Receiving Party at the time of receiving the INFORMATION or PRODUCTS, or TEST DATA, as reflected in written materials in the possession of Receiving Party at the time of disclosure, and was not acquired or received directly or indirectly from Disclosing Party;

      d) is rightfully furnished to Receiving Party after disclosure by a third party, provided that such INFORMATION, PRODUCTS , or TEST DATA was not directly or indirectly from Disclosing Party under an obligation of confidence, or;

      e) is developed by Receiving Party independent of INFORMATION, PRODUCTS, or TEST DATA received from Disclosing Party.

3. Receiving Party agrees that it will use the INFORMATION, PRODUCTS, or TEST DATA which it is required hereunder to keep confidential for no purpose other than the aforesaid purpose, without first entering into an agreement with Disclosing Party covering the use thereof.

4. Receiving Party agrees it will keep a record of any and all copies it makes of the INFORMATION and TEST DATA it receives, and, upon request, will return to Disclosing Party all available documents pertaining to the Disclosing Party's INFORMATION, and TEST DATA including but not limited to drawings, documents, and apparatus and other things which it received from Disclosing Party, and all copies thereof, except Receiving Party may keep one (1) copy for its corporate files for purposes of complying with this Agreement.

5. Receiving Party agrees to limit disclosure and access to the INFORMATION, PRODUCTS, or TEST DATA it receives only to employees of Receiving Party or its affiliates. Receiving Party further agrees to treat the INFORMATION, PRODUCTS, or TEST DATA it receives with same degree of care it treats its own proprietary information.

6. Receiving Party agrees that it will not attempt to chemically analyze samples of the PRODUCT which may be provided by Disclosing Party, except as is necessary to carry out the purpose of this Agreement.

7. INFORMATION and TEST DATA orally conveyed to Receiving Party by Disclosing Party shall be deemed Confidential for a period of ninety (90) days. Disclosing Party has the option of providing a written disclosure of such INFORMATION or TEST DATA within said ninety (90) day period, and if said written disclosure is provided, the INFORMATION or TEST DATA shall be treated as if it were originally supplied in writing.

8. This Agreement creates no rights or obligations which are not specifically set forth herein.

Accepted and agreed to:

IGI<INC>                               Desert Whale Jojoba Company Inc.
By:   John Ambrose                     BY:    /s/
      -----------------------                 -----------------------------
Title President & CEO                  Title: VICE PRESIDENT
      -----------------------                 -----------------------------
Date: 11/06/01                                  Date: 10-10-01
      -----------------------                 -----------------------------


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